Exhibit 22

LIST OF SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES

As of June 30, 2026, Healthcare Realty Trust Incorporated is the guarantor of the outstanding debt securities of its subsidiaries, as listed below.

Debt Instrument	Issuer
3.75% Senior Notes due 2027	Healthcare Realty Holdings, L.P.
3.63% Senior Notes due 2028	Healthcare Realty Holdings, L.P.
3.10% Senior Notes due 2030	Healthcare Realty Holdings, L.P.
2.40% Senior Notes due 2030	Healthcare Realty Holdings, L.P.
2.05% Senior Notes due 2031	Healthcare Realty Holdings, L.P.
2.00% Senior Notes due 2031	Healthcare Realty Holdings, L.P.
3.00% Exchangeable Senior Notes due 2032	Healthcare Realty Holdings, L.P.